Exhibit 99.1

DELTA PETROLEUM CORPORATION

Daniel Taylor, Chairman

Carl Lakey, CEO

Kevin Nanke, Treasurer and CFO

Broc Richardson, V.P. Corporate Development and IR

370 17th Street, Suite 4300

Denver, Colorado 80202

For Immediate Release

DELTA PETROLEUM CORPORATION AND CERTAIN OF ITS

SUBSIDIARIES FILE VOLUNTARY PETITIONS FOR CHAPTER 11

REORGANIZATION

DENVER, Colorado, (December 16, 2011) — Delta Petroleum Corporation (NASDAQ: DPTR) announced today that it and certain of its subsidiaries (collectively, “Delta” or the “Company”) filed voluntary petitions for relief under Chapter 11 of the Bankruptcy Code in the U.S. Bankruptcy Court for the District of Delaware.

“After reviewing all of our alternatives, the Company’s management and Board of Directors, working in consultation with outside legal and financial advisors, unanimously determined that the Chapter 11 process would provide the opportunity for the best result for our creditors, shareholders, suppliers, employees and customers. We are committed to diligently working for all of our stakeholders to achieve the best possible outcome from this process,” said Carl E. Lakey, Chief Executive Officer and President of Delta.

The Company anticipates that its current and future cash resources will be sufficient to pay its court expenses and maintain its business operations in the short-term. Additionally, the Company will seek Court approval of a debtor in possession (DIP) financing facility of $57.5 million arranged by it to address longer term liquidity needs as it works through the bankruptcy process.

The Company is also seeking, and expects to receive, approval from the Bankruptcy Court for a variety of other motions it will file, including, but not limited to, requests to pay employee wages, salaries and employee benefits, royalty interest owners, and vendors who are to the continued operation of the Company’s business.

ABOUT DELTA PETROLEUM

Delta Petroleum Corporation is an oil and gas exploration and development company based in Denver, Colorado. The Company’s core area of operation is the Piceance Basin in the Rocky Mountain region, which comprise the majority of its proved reserves, production. Its common stock is listed on the NASDAQ Global Market System under the symbol “DPTR.”

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements include, without limitation, the length and outcome of the bankruptcy process, the availability of financing and rulings of the bankruptcy court. Readers are cautioned that all forward-looking statements are based on management’s present expectations, estimates and projections, but involve risks and uncertainty, including without limitation, uncertainties in the bankruptcy process, the ability to obtain debtor in possession financing, the length of time that the Company will be in bankruptcy, the amount of claims that might be asserted against the bankruptcy estate, the potential for adverse rulings by the bankruptcy court, as well as general market conditions, competition and pricing. Please refer to the Company’s report on Form 10-K for the year ended December 31, 2010 and subsequent reports on Forms 10-Q and 8-K as filed with the Securities and Exchange Commission for additional information. The Company is under no obligation (and expressly disclaims any obligation) to update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.

For further information contact the Company at (303) 293-9133 or via email at info@deltapetro.com

SOURCE:	Delta Petroleum Corporation